Exhibit 3.62

LIMITED PARTNERSHIP AGREEMENT

THIS AGREEMENT is made as of February 12, 1997, by and among the parties signatory hereto upon the following terms and conditions:

WHEREAS, the parties hereto desire to form a limited partnership among themselves for the purposes hereinafter stated, subject to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

I.                                         FORMATION OF PARTNERSHIP

1.01                                                                           Formation.  The parties hereto hereby enter into a limited partnership (the “Partnership”) under the Delaware Uniform Limited Partnership Act (the “Act”), with Dopaco Pacific LLC, a Delaware limited liability company (“Dopaco Pacific LLC”), as the General Partner and Dopaco, Inc., a Pennsylvania corporation, as the Limited Partner.

1.02                                                                           Name.  The name of the Partnership shall be Dopaco Limited Partnership or such other name as may hereafter be chosen from time to time by the General Partner.

1.03                                                                           Limited Partnership Certificate and Fictitious Name Registration.  The parties hereto shall promptly after the execution hereof execute and file in the appropriate places a Certificate of Limited Partnership to reflect certain of the terms of this Agreement pursuant to the requirements of the Act and all instruments and documents which shall be necessary for the purpose of complying with any applicable fictitious name act or assumed name act.  In no event shall the Partnership or the General Partner have any obligation to send to the Limited Partner a filed copy of the Certificate of Limited Partnership or Certificate of amendment or cancellation thereof or any other certificate or statement required or permitted to be filed under the Act, as amended.

1.04                                                                           Principal Place of Business.  The principal place of business of the Partnership shall be at 241 Woodbine Road, Downingtown, PA  19335, or at such other place or places as the General Partner may from time to time designate.  The Partnership may maintain such other offices and places of business as the General Partner may from time to time deem advisable.

1.05                                                                           Term.  The term of the Partnership shall commence upon the filing of the Partnership’s Certificate of Limited Partnership under the Act and shall continue until December 31, 2096, unless the Partnership is sooner dissolved in accordance with the provisions of this Agreement.

II.                                     DEFINED TERMS

The following defined terms used in this Agreement shall have the meanings specified below, in addition to any other defined terms used herein:

“Affiliate” means, with respect to any Partner, any Person related by blood or marriage to such Partner or any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Partner.  For the purpose of this definition the term “control” shall mean, with respect to any Person, the beneficial ownership of 25% or more of the equity or voting interests in such Person.

“Agreement” means this Agreement, as amended from time to time.

“Bankruptcy” means an adjudication of bankruptcy or the entry of an order for relief or the filing of a voluntary case or petition under the federal bankruptcy law or any state or local bankruptcy law and, in addition, any other status constituting bankruptcy within the meaning of the Uniform Partnership Act of the state of organization of the Partnership.

“Capital Contribution” means the total amount of money or other property contributed or agreed to be contributed, as the context requires, to the Partnership by each Partner pursuant to the terms of this Agreement.  Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by any predecessor holder of the Partnership interest of such Partner allocable to such interest.

“General Partner” means Dopaco Pacific LLC and any other Person admitted to the Partnership as a general partner pursuant to this Agreement, and their respective successors as General Partner of the Partnership.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.  All references to specific sections of the Internal Revenue Code shall be deemed to include any provisions of the Internal Revenue Code which replace or supersede the sections in effect at the time of execution of this Agreement.

“Limited Partner(s)” means the party or parties hereto designated on the signature page hereof as limited partners and any other Person admitted to the Partnership as a limited partner pursuant to this Agreement, and their respective successors as substitute limited partners of the Partnership.

“Liquidator” means the General Partner or, if there is none at the time in question, such other Person who may be appointed in accordance with applicable law and who shall be responsible for taking all action necessary or appropriate to wind up the affairs of, and distribute the assets of, the Partnership upon its dissolution.

“Partner” means any General Partner or any Limited Partner.

“Person” means any individual, trust, corporation, partnership, proprietorship or any other entity.

III.                                 PURPOSES AND BUSINESS OF THE PARTNERSHIP

3.01                                                                           Purposes of the Partnership.  The purposes of the Partnership are to own certain equity interests in D&D Packaging Pte Ltd, a company limited by shares organized under the Singapore Companies Act (“D&D”), or certain equity interests in other corporations, partnerships, companies or other entities, including but not limited to interests in one or more companies in Indonesia indirectly through D&D, and any other lawful business purpose.

3.02                                                                           Authority of the Partnership.  In order to carry out its purpose, and not in limitation thereof, the Partnership is empowered and authorized to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of its purposes, including, but not limited to, the following:

(a)                                                                                  engage in any kind of activity, and perform and carry out contracts of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purposes of the Partnership;

(b)                                                                                 borrow money and issue evidences of indebtedness in furtherance of the Partnership business and secure any such indebtedness by mortgage, security interest or other lien, any or all of which debt instruments may contain confessions of judgment against the Partnership if the General Partner consents thereto;

(c)                                                                                  maintain and operate the Partnership’s assets;

(d)                                                                                 negotiate for and conclude agreements for the sale, exchange or other disposition of all or any part of the property of the Partnership; and

(e)                                                                                  hire and compensate employees, agents, independent contractors, attorneys and accountants.

IV.                                 PARTNERS’ CAPITAL CONTRIBUTIONS

4.01                                                                           General Partner.

The General Partner has made the cash capital contributions to the Partnership set forth opposite its name below:

Dopaco Pacific LLC	–	$100.00

4.02                                                                           Limited Partner.

The Limited Partner has made the cash capital contributions to the Partnership set forth opposite its name below:

Dopaco, Inc.	–	$9,900.00

4.03                                                                           Return of Capital Contribution.  Except as specifically provided in this Agreement, no Partner shall be entitled to demand or receive the return of his Capital Contribution.  Upon dissolution and liquidation of the Partnership, the Partners shall look solely to the Partnership assets for the return of their Capital Contributions, and no Partner shall be liable for such return, even if such assets are insufficient to return the full amount of such Capital Contributions.

V.                                     PROFITS, LOSSES AND DISTRIBUTIONS

5.01                                                                           Profits, Gains, Credits and Losses in General.  All profits, gains, credits and losses of the Partnership shall be allocated among the Partners as follows:

Dopaco, Inc.	–	99%

Dopaco Pacific LLC	–	1%

5.02                                                                           Distributable Cash Flow.  Except as otherwise provided in Section 5.03, cash distributions from all sources shall be made to the Partners as follows:

Dopaco, Inc.	–	99%

Dopaco Pacific LLC	–	1%

5.03                                                                           Distribution of Proceeds from Certain Events.  The net proceeds received by the Partnership from any sale, other disposition, financing, refinancing, liquidation or condemnation of Partnership property, and the net proceeds of any casualty insurance received on account of Partnership property shall (after payment of such or the Partnership’s debts as the General Partner, in its sole discretion, shall determine to be paid from such proceeds and after the establishment from such proceeds of such reserves as are deemed necessary or appropriate by the General Partner) be distributed as follows:

Dopaco, Inc.	–	99%

Dopaco Pacific LLC	–	1%

5.04                                                                           Determination of Time and Amount of Distributions.  The time and amount of all distributions made pursuant to this Article V shall be determined by the General Partner in its sole discretion.  In making such determination, the General Partner may, in its sole discretion, establish reserves for working capital, maintenance, repairs, capital expenditures or other items and the satisfaction of liabilities (including, without limitation, contingent liabilities) as they come due or may come due.

VI.                                 MANAGEMENT POWERS, DUTIES AND RESTRICTIONS

6.01                                                                           Management Authority of the General Partner.

(a)                                                                                  The General Partner shall have full, complete and exclusive discretion to take, without the consent of the Limited Partner, any and all action of whatsoever type that the Partnership is authorized to take and to make all decisions with respect thereto, except as otherwise specifically provided in this Agreement.  By way of illustration and not limitation, the General Partner may, on behalf of the Partnership and as part of its business, and without the consent of the Limited Partners, sell, encumber or otherwise transfer any or all of the Partnership property, including its goodwill, or cause the Partnership to be merged with and/or into one or more partnerships, corporations or business trusts on such terms as the General Partner deems appropriate, submit a Partnership claim or liability to arbitration and execute documents authorizing a third party to confess a judgment against the Partnership, and the Limited Partners hereby consent to the taking of any such action by the General Partner.

(b)                                                                                 Except as otherwise specifically provided in this Agreement, the General Partner shall have no obligation to the Partnership or the Partners to make any capital contributions or advances to the Partnership, or otherwise supply or make available any funds to the Partnership, even if the failure to do so would result in a default in any of the Partnership’s obligations, a foreclosure on the Partnership’s property or other adverse consequence to the Partnership.  Notwithstanding the foregoing, the General Partner may, in its sole discretion, make loans and advances to the Partnership on such reasonable terms (including interest rate) as the General Partner deems appropriate.  The General Partner shall devote such portions of its time as it deems necessary to the affairs of the Partnership, without compensation.

(c)                                                                                  The General Partner is hereby appointed as the Partnership’s tax matters partner, as that term is used in the Internal Revenue Code and the regulations thereunder.

6.02                                                                           Appointment of Employees and Agents.  The General Partner may appoint, employ, contract or otherwise deal with any Persons for the transaction of the business of the Partnership, which Persons may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve.

6.03                                                                           Other Activities.  Any of the Partners may engage in other business ventures of every nature and description, independently or with others, even if such ventures are competitive with the Partnership’s business, and the engagement in such activities shall not be deemed to be wrongful or improper.  Neither the Partnership nor any other Partners shall, by virtue of their interest in the Partnership, have any rights in or to such ventures or the income or profits derived from them.

6.04                                                                           Liability for Acts or Indemnification; Omissions.

(a)                                                                                  The General Partner shall not be liable, responsible or accountable in damages to the Limited Partners or the Partnership for any act or omission on behalf of the Partnership performed or omitted in good faith and in a manner reasonably believed by the General Partner to be within the scope of the authority granted to the General Partner by this Agreement, even if such act or omission is negligent.  The General Partner shall not be liable for omitting to do any act which the General Partner is not specifically required to do under this Agreement, and shall have no obligation or liabilities, express or implied, to the Partnership or any other Partner, except as specifically set forth in this Agreement.

(b)                                                                                 The Partnership hereby indemnifies and agrees to save the General Partner harmless against losses, damages, expenses (including, without limitation, court costs and attorneys’ fees), judgments and amounts paid in settlement incurred by them in connection with any threatened or contemplated claim, action, suit or proceeding to which the General Partner is a party or is threatened to be made a party by reason of its capacity as a General Partner or the fact that it was engaged in activities on behalf of the Partnership, unless the act or failure to act giving rise to such claim, action, suit or proceeding was not taken or omitted in good faith.  For purposes of this subsection, the determination of any claim, action, suit or proceeding by judgment, order or settlement will not of itself create a presumption that the General Partner did not act in good faith.  The General Partner shall have the right, but shall not be required to, cause the Partnership to obtain and pay the premiums on liability insurance at Partnership expense including, without limitation, the General Partner’s liability, securities law liability and other insurance in such amounts and with such carriers as the General Partner in its discretion deems appropriate.  For the purposes of this subsection the term “General Partner” includes the General Partner and its officers, directors, shareholders, members, employees and controlling persons.

6.05                                                                           General Partner or Affiliates Dealing with Partnership.  The General Partner or any Affiliate of the General Partner may contract or otherwise deal with the Partnership for the provisions of goods or services if the compensation paid or promised for such goods or services is reasonable and is paid only for goods or services actually furnished to the Partnership.

6.06                                                                           Reimbursement of Expenses.  Expenses incurred with respect to the organization of the Partnership and expenses allocable to the operation and management of the Partnership shall be borne by the Partnership.  The General Partner shall be entitled to reimbursement by the Partnership for its direct and indirect expenses allocable to the organization of the Partnership and the operation and management of the Partnership, including, but not limited to, reasonably allocable overhead, office rent, supplies, telephone, travel and copying charges, legal and accounting expenses and salaries (or the prorated portions thereof) of employees of the General Partner engaged in Partnership activities.

VII.                             STATUS OF LIMITED PARTNERS

7.01                                                                           Management of the Partnership.  No Limited Partner, in its status as such, shall take part in the management or control of the business of the Partnership nor transact any business in the name of the Partnership.  No Limited Partner in its status as such shall have the power to bind the Partnership or take any action on its behalf or sign any documents on behalf of the Partnership.  A Limited Partner shall, however, have the powers and be entitled to exercise the rights given to the Limited Partners by the terms of this Agreement, which rights are deemed to be rights affecting the basic structure of the Partnership and not the control of its business.  In any matter with respect to which a Limited Partner is entitled to cast a vote under this Agreement or under applicable law, a Limited Partner shall be entitled to a number of votes equal to such Partner’s percentage interest in cash distributions of the Partnership made pursuant to Section 5.02 of this Agreement.

7.02                                                                           Limitation on Liability of Limited Partners.  The liability of each Limited Partner for the debts and obligations of the Partnership shall be limited in the manner specified in the Act.

VIII.     WITHDRAWAL OF PARTNERS; TRANSFERS
OF PARTNERSHIP INTERESTS

8.01                                                                           Withdrawal of General Partner.  A General Partner shall be permitted to voluntarily withdraw from the Partnership, without breaching this Agreement, upon 30 days’ prior written notice to the Limited Partners and the appointment by Limited Partners holding 51% or more of the Partnership interests held by all Limited Partners of another General Partner within such 30 day period.  Notwithstanding anything to the contrary contained in the Act, as amended, in no event shall the General Partner be deemed to have withdrawn from the Partnership or ceased to be a general partner of the Partnership upon the occurrence of any of the events specified in Sections 17-402(a)(4) or (5) (or any successor thereto) of such Act, or any events similar thereto, unless the General Partner, after the occurrence of any such event, indicates in a written instrument that the General Partner has so withdrawn.

8.02                                                                           Transfer of General Partner’s Interests.  The General Partner may from time to time sell or otherwise transfer portions of its partnership interests; provided, however, that except as otherwise provided herein the General Partner shall after giving effect to any such transfer retain at least a 1% interest in the profits, losses, gains, credits and distributions of the Partnership.  Simultaneously with the effectuation of any transfer made pursuant to this Section, the Partnership interest transferred shall be automatically converted to a limited partnership interest, provided that the interest attributable to such converted Partnership interest in the Partnership’s profits, losses, gains, credits and distributions shall remain the same as was attributable to the interest transferred immediately prior to such transfer.

8.03                                                                           Transfer of Limited Partner’s Interest; Withdrawal of Limited Partners.

(a)                                                                                  No Limited Partner may without the written consent of the General Partner (which written consent may be withheld by the General Partner arbitrarily) voluntarily or involuntarily sell, assign, encumber or thereafter transfer all or any part of his interest in the Partnership except that in the case of Bankruptcy of a Limited Partner, its Partnership interest shall vest in the trustee, receiver or administrator of the bankrupt’s estate.

(b)                                                                                 The terms “interest in the Partnership” or “Partnership interest” as used in this Agreement includes, without limitation, the rights to profits, losses, gains, credits and distributions from the Partnership.

(c)                                                                                  Notwithstanding anything herein to the contrary, no transferee of a Limited Partner’s interest in the Partnership shall become a Substituted Limited Partner with respect to the transferred interest, unless and until the General Partner gives its written consent thereto (which written consent may be withheld by the General Partner arbitrarily) and the transferee shall:

(i)                                                                                     assume all the obligations of its predecessor under this Agreement with respect to the interest transferred;

(ii)                                                                                  deliver to the General Partner a statement, in form and substance satisfactory to the General Partner, acknowledging the assumption of such liability and that the transferee has read the provisions of this Agreement and intends to be legally bound as a Limited Partner by all the terms and conditions of this Agreement and any amendments or modifications thereof, and execute a counterpart of the Agreement as then in effect; and

(iii)                                                                               pay all reasonable expenses (including, without limitation, legal and accounting fees) incurred by the Partnership in connection with such transfer, including but not limited to the cost of the preparation, filing and publishing of any amendment to the Partnership’s Certificate of Limited Partnership and any fictitious name or similar registrations necessary or desirable in connection therewith.

(d)                                                                                 Except as otherwise specifically provided in this Agreement, a Limited Partner may not withdraw from the Partnership or have the right to receive Partnership distributions, the return of his contribution or the fair value of his interest in the Partnership, at any time prior to the dissolution and winding up of the Partnership.

8.04                                                                           Allocations with Respect to Transferor’s Interest.  Upon the assignment by a Limited Partner of all or any part of his Partnership interest to a Person becoming a Substitute Limited Partner, the net profits, net losses and credits for the entire fiscal year of the Partnership during which such assignment occurred shall be pro-rated between assignor and assignee on the basis of the number of days in the fiscal year preceding and succeeding the date as of which the assignment is executed, regardless of the period of the year in which such profit, loss or credit was actually recognized or such credit became available.

8.05                                                                           Other Prohibited Transfers.  Notwithstanding anything to the contrary contained in any other provision of this Agreement, after the date hereof the sale or exchange or other disposition of all or any part of an interest in the capital and/or profits of the Partnership within the meaning of Section 708 of the Internal Revenue Code may not be made (and will be invalid) if the interest sought to be sold or exchanged or otherwise disposed of, when added to all other interests in the Partnership’s capital and/or profits transferred within the 12 consecutive month period ending on the date of such purported sale or exchange, would cause the termination of the Partnership for Federal income tax purposes pursuant to Section 708(b)(l)(B) of the Internal Revenue Code.

IX.                                TERMINATION OF THE PARTNERSHIP

9.01                                                                           Dissolution.  The Partnership shall dissolve upon, but not before, the first to occur of the following:

(a)                                                                                  Upon the sale or other disposition of all or substantially all of the Partnership’s assets and the receipt of the final payments to be paid by the purchaser or transferee thereof (or a determination by the Liquidator that it is unlikely that any additional payments will be made);

(b)                                                                                 Upon the withdrawal, dissolution or Bankruptcy of a General Partner, unless all of the remaining General Partners, if any, agree within 30 days after such event to continue the Partnership and its business subject to the provisions of subsection 9.02(e);

(c)                                                                                  Upon the withdrawal, dissolution or Bankruptcy of the last remaining General Partner;

(d)                                                                                 December 31, 2096; or

(e)                                                                                  A decision of the General Partner to dissolve the Partnership.

9.02                                                                           Winding Up and Distributions.

(a)                                                                                  In the event of a dissolution of the Partnership pursuant to Section 9.01, the assets of the Partnership shall be liquidated by the Liquidator and, after Partnership obligations have been discharged or provided for, and any reserves which the Liquidator deems reasonably necessary to provide for contingent and unforeseen liabilities or obligations of the Partnership have been established, the net proceeds of such liquidation shall be distributed in accordance with Section 5.03.

(b)                                                                                 All liquidating distributions shall be made in cash.  However, in connection with the sale by the Partnership and reduction to cash of its assets, although the Partnership has no obligation to offer to sell any properties to the Partners, any Partner, at the option of the Liquidator, may bid on and purchase any assets; it being agreed, however, that if the Liquidator shall determine that an immediate sale of part or all of the Partnership assets would cause undue loss to the Partners, the Liquidator may defer liquidation of and withhold from distribution for a reasonable time any assets of the Partnership (except those necessary to satisfy the Partnership’s current obligations).

(c)                                                                                  In connection with the termination of the Partnership, the Partnership’s accountants shall prepare and furnish to each Partner a statement setting forth the assets and liabilities of the Partnership as of the date of complete liquidation.  After distribution of all of the assets of the Partnership, the Limited Partners shall cease to be such, and the General Partner shall cause to be executed, acknowledged and filed all documents necessary to cancel the Partnership’s Certificate of Limited Partnership and fictitious name certificates, if any, and to terminate the Partnership.

X.                                    BOOKS, RECORDS AND TAX ELECTIONS

10.01                                                                     Books and Records.  The General Partner shall cause to be kept full and accurate books of the Partnership.  All books and records of the Partnership shall be kept at the Partnership’s principal office and shall be available at reasonable times for inspection and copying by any Limited Partner or its duly authorized representatives.  The books of the Partnership shall be kept on the accrual or cash basis as the General Partner shall determine, and the fiscal period of the Partnership shall also be determined by the General Partner.  Capital accounts for each General and Limited Partner shall be maintained as part of the books of the Partnership and the amount of profits or losses of the Partnership, as well as capital contributions to the Partnership, and distributions from the Partnership, shall be credited or charged, as the case may be, to the capital account of each General and Limited Partner.  An annual statement showing the income and expenses of the Partnership (and the portion allocable to each Partner), a balance sheet of the Partnership at the end of the fiscal year, and a statement of partners’ equity, together with all other information needed by the Partners for income tax purposes, shall be prepared by the Partnership’s accountants without audit and furnished to each Limited Partner within 120 days after the end of each fiscal year of the Partnership.  The General Partner may, at its option, cause an amendment to the Partnership’s Certificate of Limited Partnership to be filed to reflect any reductions in the Partner’s capital accounts but shall have no obligation to do so and shall have no liability to any party for any failure to do so.

10.02                                                                     Capital Accounts.  No Partner shall have any obligation to eliminate a deficit balance in his capital account at any time, or bring its capital account into any particular parity with any other Partner’s capital account at any time, although this sentence shall not limit a Partner’s obligations pursuant to other sections of this Agreement.  No General Partner shall have any obligation to make up any deficit balance in any Partner’s capital account.

10.03                                                                     Tax Elections.  The General Partner may cause the Partnership to make such tax elections (including, without limitation, the election under Section 754 of the Internal Revenue Code) as the General Partner deems appropriate in its sole discretion.

XI.           APPOINTMENT OF GENERAL PARTNER AS

ATTORNEY-IN-FACT

11.01                                                                     Power of Attorney.  Each Limited Partner hereby irrevocably constitutes and appoints the General Partner its true and lawful attorney-in-fact, with full power of substitution, and with the General Partner having full power and authority in his name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices, such certificates, instruments and documents as may be necessary or appropriate to carry out the provisions of this Agreement or effectuate any action taken by or on behalf of the Partnership, including, but not limited to:

(a)                                                                                  all certificates and other instruments (including, without limitation, counterparts of this Agreement and the Partnership’s Certificate of Limited Partnership and fictitious name certificates), and any amendment thereof, which the General Partner deems appropriate to qualify or continue the Partnership as a limited partnership in the jurisdictions in which the partnership may conduct business or to comply with any applicable law or regulation;

(b)                                                                                 all instruments which the General Partner deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement; and

(c)                                                                                  all conveyances and other instruments which the General Partner deems appropriate to reflect the dissolution and termination of the Partnership.

11.02                                                                     Survival of Power of Attorney.  The appointment by each Limited Partner of the General Partner as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing and other action by them on behalf of the Partnership and shall, to the fullest extent permitted by applicable law, survive the Bankruptcy of any Partner hereby giving such power and the transfer or assignment of all or any part of the interest of such Partner; provided, however, that in the event of the transfer by a Limited Partner of all or any part of its interest, the foregoing power of attorney of the transferor Limited Partner shall survive such transfer only until such time, if any, as the transferee shall have been admitted to the Partnership as a Substitute Limited Partner and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

XII.                            GENERAL PROVISIONS

12.01                                                                     Amendments.  No amendment of this Agreement shall be binding unless agreed to by the General Partner and the Limited Partner.

12.02                                                                     Indulgences, Etc.  Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

12.03                                                                     Controlling Law.  This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the substantive laws of the state of Delaware, notwithstanding any conflict-of-law provisions to the contrary.

12.04                                                                     Notices.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed to the Partnership at its principal place of business and addressed to any other party at the address shown for such party on the Partnership’s books.  Any party may alter its address on the Partnership’s books by giving notice thereof to the General Partner, but such change shall not be effective unless and until such notice is actually received by the General Partner.

12.05                                                                     Exhibits.  Any Exhibits attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

12.06                                                                     Binding Nature of Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement in any manner other than as provided in this Agreement.

12.07                                                                     Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

12.08                                                                     Provisions Separable.  The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

12.09                                                                     Entire Agreement.  This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing.

12.10                                                                     Paragraph Headings.  The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

12.11                                                                     Gender, Etc.  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

12.12                                                                     Number of Days.  In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

12.13                                                                     Interpretation.  No provision of this Agreement is to be interpreted for or against either party because that party or that party’s legal representative or counsel drafted such provision.

12.14                                                                     Reliance.  Each party acknowledges that, in entering into this Agreement and making any capital contributions pursuant hereto, it is relying solely upon its own investigation and the contents of this Agreement and any agreements executed concurrently herewith and not upon any statements made or materials produced by any other party or such other party’s representatives.

12.15                                                                     Further Assurances.  In addition to the documents and instruments to be delivered as herein provided, each of the parties hereto shall, from time to time at the request of the General Partner, execute and deliver such instruments and shall take such other action as may be required to carry out more effectively the terms of this Agreement.

12.16                                                                     Corporate Authority.  Any corporation or other entity signing this Agreement represents and warrants that the execution, delivery and performance of this Agreement by such corporation or other entity has been duly authorized by all necessary corporate or other action and is valid and binding upon such corporation or other entity.

12.17                                                                     No Third-Party Beneficiaries.  Notwithstanding anything to the contrary contained herein, no provision of this Agreement is intended to benefit any party other than the Partnership, the signatories hereto and their permitted successors and assigns nor shall any such provision be enforceable by any other party.

12.18                                                                     Waiver of Partition.  Each party does hereby waive any right to partition or the right to take any other action which might otherwise be available to such party outside of the provisions of this Agreement for the purpose of severing his relationship with the Partnership or such party’s interest in the property held by the Partnership from the interests of the other parties until the end of the term of both this Partnership and any successor partnership formed pursuant to the terms hereof.

12.19                                                                     Nominal Title Holder.  Any or all Partnership property may, at the option of the General Partner, be held in the name of one or more nominal title holders chosen by the General Partner for the Partnership.

12.20                                                                     Controversies With Internal Revenue Service.  In the event of any controversy with the Internal Revenue Service or any other taxing authority involving the Partnership or any Partner or Partners, the outcome of which may adversely affect the Partnership, directly or indirectly, or the amount of allocation of profits, gains, credits or losses of the Partnership to one or more Partners, the Partnership may, at its option, incur expenses it deems necessary or advisable in the interest of the Partnership in connection with any such controversy, including, without limitation, attorneys’ and accountants’ fees.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

Limited Partner:		General Partner:

DOPACO, INC.		DOPACO PACIFIC LLC

By:	/s/ Lois A. Meeth	By	/s/ Lois A. Meeth
	Name: Lois A. Meeth		Name: Lois A. Meeth
	Title: Vice President		Title: Vice President